Exhibit 10.7.1

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

January 18, 2012
Roger M. Barzun
P.O. Box 767
Concord, Massachusetts 01742

Dear Roger,

The purpose of this letter is to confirm that you and Sterling have agreed to amend as of the date set forth above your employment agreement with Sterling dated as of March 17, 2006 by restating in its entirety the first bulleted paragraph under the paragraph entitled "Without Cause, including by reason of Death or Permanent Disability:" which appears on page 2 under the heading "Termination:" to read as follows:

"•	Pay to you your Salary then in effect in at least bi-weekly installments for a period of twelve (12) full calendar months following the effective date of the termination of your employment."

In all other respects, your employment agreement will remain as originally written.

If the foregoing accurately sets forth our agreement on the matters covered, please signify your agreement by signing this letter in the space provided below and returning the signed copy to me and to the Human Resources Department.

Very truly yours,

/s/ Patrick T. Manning
Patrick T. Manning Chairman & Chief Executive Officer
Accepted and Agreed:
/s/ Roger M. Barzun
Roger M. Barzun